Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Reports Fourth Quarter and
Fiscal Year 2009 Results
Twelfth Consecutive Year of Record Revenue Since IPO
EDEN PRAIRIE, Minnesota — November 4, 2009 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, today reported financial results for the fourth quarter and fiscal year ended September 30, 2009.
Fiscal Year 2009 Summary:
•	GAAP results:
o	Record revenue of $121.5 million, up 25%

o	Operating income of $57.5 million

o	Net income of $37.6 million

o	Diluted EPS of $2.15

o	Revenue by market:
▪	Therapeutic:
•	Cardiovascular — $39.8 million, down 16%

•	Ophthalmology — $52.1 million, up 408%

•	Other Markets — $13.1 million, down 27%
▪	Diagnostic — $16.5 million, down 23%
•	Non-GAAP results:
o	Revenue of $86.8 million, down 22%

o	Operating income of $27.7 million

o	Net income of $18.7 million

o	Diluted EPS of $1.07
•	Operating cash flow of $31.3 million

•	Cash and investments of $47.9 million, with no debt

•	Achieved five of seven 2009 goals by fiscal year-end and a sixth shortly thereafter:
o	Executed a total of 22 new licenses with SurModics customers

o	Executed 2 new customer licenses at SurModics Pharmaceuticals

o	Executed 2 new customer licenses using SurModics drug delivery technology outside ophthalmology

o	Introduction of 12 new licensed product classes by our customers

o	Returned over one-third of our operating cash flow to shareholders with the repurchase of $15 million of SurModics stock; and

o	Achieved a sixth goal on October 5th with the execution of the Ophthalmic License and Development Agreement with Roche and Genentech regarding Lucentis™ (ranibizumab injection)

Fourth Quarter Summary:
•	Financial highlights:
o	Revenue of $19.2 million, down 17% year-over-year; up 6% sequentially

o	Operating income of $4.0 million

o	Net income of $2.7 million

o	Diluted EPS of $0.16

o	Results include approximately $0.5 million of one-time expenses

o	Revenue by market:
▪	Therapeutic:
•	Cardiovascular — $9.8 million, down 12%

•	Ophthalmology — $1.9 million, down 29%

•	Other Markets — $2.9 million, down 41%
▪	Diagnostic — $4.6 million, up 2%
o	Operating cash flow of $6.6 million
•	4 new licenses with SurModics customers, including 2 new licenses at SurModics Pharmaceuticals

•	2 new product classes introduced by our customers
“While SurModics experienced a challenging year in fiscal 2009, as did many companies in this difficult economic environment, through the hard work of our talented employees we achieved significant progress against our strategic initiatives, allowing us to better withstand the economic turbulence and ultimately thrive when conditions improve,” said Bruce Barclay, president and CEO. “The new ophthalmic license and development agreement we signed last month with Genentech and Roche for the development and commercialization of a sustained drug delivery formulation of Lucentis, and potentially other compounds, confirms the value of our technologies and reinforces our optimism for the future. This historic agreement also marks the third license agreement signed by our SurModics Pharmaceuticals unit in the last three months, demonstrating the important progress we are making with our business model, as well as our success in licensing our proprietary drug delivery technologies to pharma and biotech customers.”
“There are numerous additional examples of the progress we made in fiscal 2009,” continued Barclay. “Our overall cardiovascular franchise is strengthening, as innovative device manufacturers continue to choose our technology for their higher value proprietary products, such as drug-eluting balloons, percutaneous valves, stent grafts, and drug-eluting stents. Excluding Cypher related revenue, cardiovascular revenue increased sequentially in the fourth quarter. In addition, our ophthalmology business, of which the Genentech program is just one part, is making exciting progress, and we

SurModics Fourth Quarter and Fiscal Year 2009 Results

continue to have multiple customer supported projects in development. Also, several of our highest potential programs utilizing SurModics’ technologies continued to successfully advance in clinical studies, including our SynBiosys™ biodegradable polymer, our Finale™ Prohealing coating, and our I-vation™ TA (triamcinolone acetonide) intravitreal implant. Moreover, the innovation we apply to our customers’ commercial products and SurModics’ technology pipeline remains a consistent source of strength and optimism. At year end, we had a total of 291 current and potential commercial products diversified across approximately a dozen different clinical indications.”
“Importantly, SurModics’ successful technology development is a key component of the Company’s strategic initiatives. A central element of our strategy is broadening the technologies we make available to our customers through both internal R&D and external acquisitions. Our November 2008 purchase of certain assets from PR Pharmaceuticals is an example of this initiative. Another strategic priority is diversifying our revenue streams. We have made significant progress on this front, as the percentage of SurModics’ revenue derived from Johnson & Johnson including the Cypher® drug-eluting stent has decreased significantly. In fiscal 2009, J&J constituted 11% of total revenue, down from 20% last year and a high of 52% in fiscal 2004. Further, we continued to protect and enhance core businesses that generate recurring revenue, including product sales, which grew each quarter throughout the year to a high in the fourth quarter, with improved product gross margins compared with 2008. Finally, as a benefit of our prudent expense management, we increased our investment in our business and are near completion of our world class cGMP facility, which will be utilized for our program with Genentech, among others,” added Barclay.
Revenue for the fourth quarter of fiscal 2009 was $19.2 million, compared with $23.2 million in the year-earlier period. Operating income was $4.0 million, compared with $5.3 million in the prior-year period. Net income was $2.7 million, compared with a net loss of $0.8 million in the same period last year. Diluted earnings per share was $0.16, compared with ($0.05) in the fourth quarter of fiscal 2008. Results for the fourth quarter of fiscal 2008 include a $4.3 million (or approximately $0.24 per diluted share) one-time, non-cash impairment loss on the Company’s investment in OctoPlus.
Fiscal 2009 revenue was a record $121.5 million, a 25% increase compared with fiscal 2008 revenue of $97.1 million. The Company reported operating income of $57.5 million, compared with $27.3 million in the prior year; net income of $37.6 million, compared with $14.7 million last year; and diluted net income per share of $2.15, compared with $0.80

SurModics Fourth Quarter and Fiscal Year 2009 Results

in fiscal 2008. On a non-GAAP basis, for fiscal 2009, total revenue was $86.8 million, operating income was $27.7 million, net income was $18.7 million, and diluted net income per share was $1.07. On a non-GAAP basis, for fiscal 2008, total revenue was $111.2 million, operating income was $41.4 million, net income was $27.7 million, and diluted net income per share was $1.51. Non-GAAP results for fiscal 2009 exclude the recognition of previously deferred revenue totaling approximately $35 million, in connection with Merck’s termination of its agreement with SurModics.
SurModics’ cash and investment balance totaled $47.9 million as of September 30, 2009, with no debt. Operating cash flow for the fourth quarter was $6.6 million, compared with $16.2 million in the fourth quarter of fiscal 2008. For fiscal year 2009, operating cash flow was $31.3 million, compared with $39.8 million in fiscal year 2008.
“Given our optimism for the future, we continued to leverage our strong balance sheet and invest in our business in fiscal 2009, as we enhanced the Company’s positioning for profitable long-term growth,” said Phil Ankeny, senior vice president and chief financial officer. “We are in excellent financial condition as a result of our strong operating cash flow and healthy balance sheet with zero debt. In addition, we maintained our disciplined deployment of capital with a goal of enhancing shareholder value, principally in the areas of facilities-related and corporate development investments, as well as share repurchases.”
Live Webcast
SurModics will host a webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly and full year results. To access the webcast, go to the investor relations portion of the Company’s website at www.surmodics.com, and click on the webcast icon. If you do not have access to the Internet and want to listen to the audio by phone, dial 800-762-8779. A replay of the fourth quarter and fiscal year 2009 conference call will be available by dialing 800-406-7325 and entering conference call ID 4178397. The audio replay will be available beginning at 7:00 p.m. CT on Wednesday, November 4, until 7:00 p.m. CT on Wednesday, November 11.
About SurModics, Inc.
SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings

SurModics Fourth Quarter and Fiscal Year 2009 Results

include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as our expectations about our ability to withstand economic turbulence and ultimately thrive when conditions improve, our ability to successfully develop and commercialize our technologies, our ability to achieve our company goals, our ability to successfully implement our business model and grow, the build-out and future utilization of our Alabama facility, and our performance in the near- and long-term, including our positioning for profitable long-term growth, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) realizing the full potential benefits of the Company’s agreement with Genentech requires the development of new products and applications of technology, and the successful build-out of our Alabama facility in compliance with applicable regulatory requirements; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and our ability to achieve our company goals; (3) costs or difficulties relating to the integration of the businesses of SurModics Pharmaceuticals and BioFX Laboratories, and the drug delivery assets and collaborative programs acquired from PR Pharmaceuticals, Inc., with SurModics’ business may be greater than expected and may adversely affect the Company’s results of operations and financial condition; (4) developments in the regulatory environment, as well as market and economic conditions, may adversely affect our business operations and profitability; and (5) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov.

SurModics Fourth Quarter and Fiscal Year 2009 Results

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Use of Non-GAAP Financial Information
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, SurModics is reporting non-GAAP financial results including non-GAAP revenue, non-GAAP net income and non-GAAP diluted net income per share. We believe that these non-GAAP measures provide meaningful insight into our operating performance as it relates to our Merck agreement accounting treatment and provide an alternative perspective of our results of operations. We use these non-GAAP measures to assess our operating performance and to determine payout under our executive compensation programs. We believe that presentation of these non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors. We believe these non-GAAP measures facilitate investors’ analysis and comparisons of our current results of operations and provide insight into the prospects of our future performance. We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for each period presented, which are attached to this release.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700

SurModics Fourth Quarter and Fiscal Year 2009 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenue
Royalties and license fees	$9,465	$11,214	$75,464	$51,788
Product sales	5,571	5,698	19,333	20,052
Research and development	4,171	6,327	26,737	25,211

Total revenue	19,207	23,239	121,534	97,051

Operating costs and expenses
Product costs	2,167	2,574	7,508	8,476
Customer research and development	2,936	4,473	13,183	19,187
Other research and development	5,962	5,610	21,179	21,311
Selling, general and administrative	4,204	5,257	17,200	20,816
Restructuring charges	(35)	—	1,763	—
Purchased in-process research and development	—	—	3,200	—

Total operating expenses	15,234	17,914	64,033	69,790

Income from operations	3,973	5,325	57,501	27,261

Investment income	227	415	2,023	3,945
Impairment loss on investment	—	(4,314)	—	(4,314)

Income before income taxes	4,200	1,426	59,524	26,892

Income tax provision	(1,490)	(2,240)	(21,974)	(12,153)

Net income (loss)	$2,710	$(814)	$37,550	$14,739

Basic net income (loss) per share	$0.16	$(0.05)	$2.15	$0.82

Diluted net income (loss) per share	$0.16	$(0.05)	$2.15	$0.80

Weighted average shares outstanding
Basic	17,367	17,898	17,435	18,026
Diluted	17,404	17,898	17,469	18,330
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SurModics Fourth Quarter and Fiscal Year 2009 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	September 30,
	2009	2008
	(Unaudited)
Assets
Current assets
Cash and short-term investments	$20,568	$24,627
Accounts receivable	11,320	14,589
Inventories	3,330	2,651
Other current assets	1,796	4,642

Total current assets	37,014	46,509

Property and equipment, net	66,915	41,897
Long-term investments	27,300	47,351
Intangibles, net	17,458	16,870
Goodwill	21,070	18,001
Other assets	15,805	20,400

Total assets	$185,562	$191,028

Liabilities and Stockholders’ Equity
Current liabilities *	$7,078	$8,191

Deferred revenue (current and long-term)	1,528	37,578

Other liabilities	4,584	3,453

Total stockholders’ equity	172,372	141,806

Total liabilities and stockholders’ equity	$185,562	$191,028

*	Current liabilities exclude current portion of deferred revenue.
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SurModics Fourth Quarter and Fiscal Year 2009 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	September 30,
	2009	2008
	(Unaudited)
Operating Activities:
Net income	$37,550	$14,739
Depreciation and amortization	5,912	6,071
Stock-based compensation	6,853	9,652
Purchased in-process research and development	3,200	—
Restructuring charges	1,763	—
Impairment loss on investment	—	4,314
Net other operating activities	8,670	(3,946)
Change in operating assets and liabilities:
Accounts receivable	3,269	1,548
Accounts payable and accrued liabilities	(2,387)	(264)
Income taxes	2,656	(5,003)
Deferred revenue	(36,050)	11,452
Net change in other operating assets and liabilities	(115)	1,259

Net cash provided by operating activities	31,321	39,822

Investing Activities:
Net purchases of property and equipment	(29,364)	(23,834)
Business acquisition	(8,585)	(3,219)
Collection of note receivable	—	5,870
Net other investing activities	18,377	(5,326)

Net cash used in investing activities	(19,572)	(26,509)

Financing Activities:
Issuance of common stock	679	3,037
Purchase of common stock to fund employee taxes	(568)	(1,674)
Repurchase of common stock	(14,998)	(13,971)
Net other financing activities	(602)	859

Net cash used in financing activities	(15,489)	(11,749)

Net change in cash and cash equivalents	(3,740)	1,564

Cash and cash equivalents
Beginning of year	15,376	13,812

End of year	$11,636	$15,376

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SurModics Fourth Quarter and Fiscal Year 2009 Results

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Year Ended September 30, 2009
(in thousands, except per share data)
(Unaudited)

		Merck Agreement
		Adjustments
	As	Deferred
	Reported	Revenue		Billed		Other		Adjusted
	GAAP (1)	Recognized		Activity		Adjustments		Non-GAAP (2)
Revenue:
Royalties and license fees	$75,464	$(28,578	)(3)	$—	(4)			$46,886
Product sales	19,333							19,333
Research and development	26,737	(6,200	)(3)	—	(4)			20,537

Total revenue	$121,534	$(34,778)		$—				$86,756

Income from operations	$57,501	$(34,778)		$—		$4,963		$27,686

Net income	$37,550	$(21,939	)(5)	$—	(5)	$3,131	(5)	$18,742

Diluted net income per share (6)	$2.15							$1.07

	Balance at	Deferred		Balance at
	September	Revenue	Billed	September
	30, 2008	Recognized	Activity	30, 2009
Merck deferred revenue (7)	$34,778	$(34,778)	$—	$—

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (GAAP). GAAP revenue includes a $9 million milestone payment and a $1.2 million research and development payment from Merck which were billed and recognized in the period.

(2)	Adjusted Non-GAAP amounts exclude the $34,778 of previously deferred revenue recognized in the period associated with the termination of the Merck agreement under GAAP; and exclude the restructuring charges of $1,763 and in-process research and development charge of $3,200 associated with the acquisition of PR Pharmaceuticals, Inc. assets.

(3)	Reflects recognition of revenue for the Merck agreement in accordance with GAAP for the period presented that previously had been deferred.

(4)	Reflects amounts billed and deferred under the Merck agreement for the period presented.

(5)	Reflects the after tax impact of the adjustments utilizing the Company’s effective tax rate for the period presented.

(6)	Diluted net income per share is calculated using the diluted weighted average shares outstanding for the period presented.

(7)	Reflects the activity for the period presented in the deferred revenue balance sheet accounts associated with the Merck agreement. This agreement terminated in December 2008.
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SurModics Fourth Quarter and Fiscal Year 2009 Results

SurModics, Inc. and Subsidiaries
Supplemental Non-GAAP Information
For the Year Ended September 30, 2008
(in thousands, except per share data)
(Unaudited)

		Merck Agreement
	As	Adjustments						Adjusted
	Reported	Revenue		Billed		Other		Non-GAAP
	GAAP (1)	Recognized		Activity		Adjustments		(2)
Revenue:
Royalties and license fees	$51,788	$(2,109	)(3)	$11,000	(4)			$60,679
Product sales	20,052							20,052
Research and development	25,211	$(1,073	)(3)	6,336	(4)			30,474

Total revenue	$97,051	$(3,182)		$17,336				$111,205

Income from operations	$27,261	$(3,182)		$17,336		$—		$41,415

Net income	$14,739	$(1,943	)(5)	$10,585	(5)	$4,314	(6)	$27,695

Diluted net income per share (7)	$0.80							$1.51

	Balance at							Balance at
	September	Revenue		Billed				September
	30, 2007	Recognized		Activity				30, 2008
Merck deferred revenue (8)	$20,624	$(3,182)		$17,336				$34,778

(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (GAAP).

(2)	Adjusted Non-GAAP amounts exclude the revenue recognized in the period associated with the Merck agreement under GAAP and include amounts billed associated with the Merck agreement; and exclude the impairment loss on investment.

(3)	Reflects recognition of revenue for the Merck agreement in accordance with GAAP for the period presented.

(4)	Reflects amounts billed under the Merck agreement for the period presented.

(5)	Reflects the after tax impact of the adjustments utilizing the Company’s effective tax rate for the period presented.

(6)	Reflects adjustment for the impairment loss on our investment in OctoPlus of $4,314. The impairment loss does not generate a tax benefit.

(7)	Diluted net income per share is calculated using the diluted weighted average shares outstanding for the period presented.

(8)	Reflects the activity for the period presented in the deferred revenue balance sheet account associated with the Merck agreement.
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